Exhibit 15

October 2, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 8, 2003 on our review of the interim financial statements of Celulosa Arauco y Constitución S.A. as of June 30, 2003 and for the six-month periods ended June 30, 2003 and 2002 is included in the Company’s Registration Statement on Form F-4 dated October 2, 2003.

Yours very truly,

/s/ PricewaterhouseCoopers